Exhibit 99.2

CORPORATE PARTICIPANTS

Robert “Bob” Gargus

Applied Micro Circuits Corporation – Senior Vice President (“SVP”) and CFO

Paramesh Gopi

Applied Micro Circuits Corporation - President and CEO

CONFERENCE CALL PARTICIPANTS

Dan Morris

Oppenheimer & Co. - Analyst

Chris Zepf

Kingdom Ridge Capital - Analyst

Sanjay Devgan

Morgan Stanley - Analyst

Christian Schwab

Craig-Hallum Capital Group - Analyst

Sandy Harrison

Signal Hill Group LLC - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the third quarter 2011 Applied Micro Circuits Corporation earnings conference call. My name is Tahisha, and I will be your operator for today. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. (Operator Instructions) As a reminder, this conference is being recorded for replay purposes. I would now like to turn the conference over to your host for today, Mr. Bob Gargus, Senior Vice President and CFO. Please proceed.

Robert Gargus - Applied Micro Circuits Corporation - SVP and CFO

Good afternoon, everyone, and thank you for joining today’s conference call. On the call with me today is Dr. Paramesh Gopi, our President and CEO. Before turning the call over to Paramesh, I wanted to remind you that the forward-looking statements discussed on this call, including guidance we will provide on revenue, non-GAAP gross margin, non-GAAP operating expenses, and certain other financial targets, are based on the limited information available to us today. That information is likely to change.

There are numerous risks and uncertainties that affect our business and may affect these forward-looking statements, including product demand and mix, product development and introductions, design wins, manufacturing and supply availability, the impact of workforce reductions, employee relations, and the integration of new or moved operations, risk resulting from macroeconomic conditions and markets, and other risks as set forth in our SEC filings, including our Form 10-K for the year ended March 31, 2010. Our actual results may differ materially from these forward-looking statements. APM assumes no obligation to update forward-looking statements made on this call.

I want to point out that Applied Micro has several analysts to cover the stock, and this creates a range of variability relative to the street financial models. When we say street estimates, we mean the consensus of the major analyst models, and not necessarily the guidance that was given by the Company.

With that, I’m going to turn the call over to Paramesh. Paramesh?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Thanks, Bob, and good afternoon, everyone. During the December quarter, we saw our total revenues decrease sequentially by approximately 5.4%, and product revenues, excluding our licensing revenues, decrease sequentially by approximately 7.8%. We are entering the March quarter with approximately 86% of the March quarter guidance already on the books. This quarter, we saw increased profits and revenues as expected, and we saw a decline in the transport revenues after multiple quarters of strong growth. Our customers are exhibiting an overall cautious approach to managing inventory levels and this, combined with them realizing that TSMC lead times have improved significantly, is resulting in lower bookings and backlog on our books. In addition, although we saw built-up inventory in the disti channels, we believe this inventory and any excess inventory with our direct customers will burn off over the next few quarters. And the effects of this is built into our guidance. Overall, our view for fiscal year 2012 remains unchanged.

Lead times for Transport products improved significantly during the quarter, while supply constraints on the Processor side of our business have remained unchanged. Going back to the 86% visibility entering the March quarter, I will remind everyone that this “turns” number of 14% is well below the calendar year 2009 average of 20%, and far less than historical highs of 35%.

Total book-to-bill was 0.87, and backlog visibility for the June quarter is almost 60%, an increase in sheer dollars from the equivalent basis last quarter. This is one of the reasons we believe demand levels will increase in June and accelerate through the remainder of the calendar year. The Processor revenue saw the largest increase, as they grew over 7% sequentially. The Transport business declined sequentially by about 23%, and the IP revenue increased from $3.8 million in September to $5.1 million for December, as a result of having TPack revenues in for a full quarter.

I am pleased to note that we slightly exceeded our guidance, and have executed particularly well, which Bob will cover in his section of the call. Our long-term success remains a function of our new product pipeline, and during the quarter we announced that we introduced three new products:

1)	our Green Mamba PacketPro platform that represents our 40-nanomenter TSMC customer-driven entry into the multi-function printer market;

2)	our PQX Universal FEC platform, which is a 6 10-gig port OTN device which began shipping for revenue in December. And most recently;

3)	our 100-gigabit-per-second softsilicon OTN system platform, which has already secured its first Tier 1 design win.

Of notable mention amongst the above, our Mamba family of products has exhibited the highest customer traction of any product in the history of our Embedded Processor business. With compelling economics, features, and scalability, we are poised to drive key volume platforms in the data-prise, telco and SMB markets. Year to date, Applied Micro has introduced 7 new 40-nanometer TSMC products, of which 4 are processors. This compares to the 4 new products we did for all of last year, and the 2 new products that we did the year before that. Our execution of new products at our anchored lead customers in our large vertical markets continues to be very strong, and I am very heartened by our progress thus far.

Announcing new products does not mean a lot unless these products have a track record of being successful. I’d like to take this opportunity to elaborate on the success of the new products that we have introduced in the last three years. In fact, “new products”, those introduced since FY2008 contributed 20% of the September quarter’s revenues, and this grew to 28% in December.

Let me now turn to some of the details of the business, starting with Transport. Please note that our Transport business encompasses two vertical markets, Telco and Datacom.

Let’s start with a brief review of our Telco business.

The December quarter saw Transport revenues, excluding Datacom, decline as expected from $28.1 million to $18.9 million. Or, a decline of 33%, and reflecting the inventory buildup and imbalances we had previously mentioned. Those familiar with the Transport business know that sockets in this space do not drop off this fast, meaning this is not the result of any lost sockets.

So, despite the reduction in revenue, let me turn for a minute to the macro view and why this remains a strong secular opportunity for APM. Calendar year 2010 saw the beginning of a meaningful packet optical network build-out in the core, or the data center. 2011 through 2014, will see the Metro and Edge transition to packet optical platforms enabled by OTN. The Metro and Edge offer an expansion of market TAM by more than 3X above and beyond the core. The key drivers for this transition and associated TAM expansion are;

1)	proliferation of roughly 50 million iPad and tablet devices, along with 300 million-plus smartphones on 3G and 4G wireless networks that are creating a large backhaul bottleneck. Carriers are making wireless network backhaul upgrade a key priority;

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2)	Streaming video services approaching 15% of all internet traffic. Outfits such as NetFlix and Hulu are becoming mainstream and, in many cases, the only medium for content serving. Streaming video leverages caching at the edge as a key technique for serving content;

3)	Ubiquitous network connectivity is increasingly built into most tethered consumer devices such as HDTVs, giving consumers the ability to access content from anywhere anytime;

4)	40 and 100 gigabits per second in the backbone, and 10 gigabits per second in the metro and edge are becoming a mainstream for supporting initiatives such as IT as a service from the likes of Amazon. Data centers supporting financial institutions are also requiring increased computing requirements, along with high bandwidth and inter- and intra-data center connectivity.

As intermediate proof points that the aforementioned market drivers are indeed impacting customer migration to OTN, I ask you to consider the following:

1)	40 and 100-gigabit upgrade cycles that are well underway at AT&T, Verizon, British Telecom, France Telecom and China Telecom, to name a few;

2)	While the emerging economies such as China are in the midst of their 3G rollout, carriers in the developed countries are already beginning to deploy 4G, LTE and WiMAX derivatives. Backhauling these high bandwidth services in the access and into the metro core represents the next phase of growth opportunity for transport and aggregation equipment. And finally;

3)	ROADMs, Reconfigurable Optical Add-drop Multiplexer platforms, are one of the key enablers for carrying ever-increasing traffic over existing fiber networks, minimizing the cost for provisioning to the carriers. These platforms are quickly becoming the majority of WDM shipments in the metro and core transport areas.

TCO, total cost of ownership, is the largest driver for these transitions as data traffic increasingly out-paces the revenue generated from supporting these services. In any network build, be it data center-based or Telco point-of-presence based, high-speed, high-density port equipment will be the norm in order to achieve the required cost per bit targets. Some examples are seen in NetFlix’s live streaming services and the Comcast Xfinity services, both of which use Telco carrier ethernet platforms for backhaul and aggregation.

If you track these items to our customers and our footprint, it is easy to see that 2011 promises to be a growth engine for the steady and increasing proliferation of OTNs, with the first signs of the metro inflection point likely to occur in the second half of calendar year 2011. Suppliers of edge routers and optical switching in the metro and those with 40- and 100-gig switching capabilities will be the key beneficiaries. These include Alcatel-Lucent, Ciena, Cisco, Huawei, Juniper and ZTE, all Applied Micro customers.

From a design-in perspective, our Yahara solutions continue to win key transponder as well as multi-port, multi-service interface cards for various Tier 1 platforms. During the quarter, Yahara captured an additional five design wins across ALU, Fujitsu, and Hitachi. Finally, our breakthrough 40-nanometer PQX Metro platform, along with its latest derivative, the PQX-U, continues to secure leading-edge designs at market leaders and the December quarter saw our first revenue shipments of PQX.

I am also pleased to announce that we have secured an important Tier 1 design win for our 100-gig softsilicon platform via our TPack acquisition. I will have you recall that our strategy, which was to provide full system engineering support for Telco platforms, with the combination of softsilicon FPGA components, our PQX family and our leading mixed signal and analog components, is showing signs of real fruition. As we have stated before, Applied Micro products enable virtually every recently announced OTN platform. Our design win traction remained strong throughout the December quarter.

Turning now to our Datacom market.

Overall, our Datacom product revenue increased by 67%, and is very much consistent with last quarter’s 60% increase in bookings. During this quarter, we recorded 7 major design wins across customers like ZTE, Quanta and ALU. This quarter, we expect revenues to be approximately flat sequentially.

In summary, we had a good quarter on the OTN Telecom and Datacom fronts. While revenues were weaker, the customer interest in our products and our new technologies, based on the value proposition we bring, remains high.

Now, turning to the Embedded Processor market.

Processor revenues grew from $30.9 million to $33.2 million, or more than 7% sequentially, in the December quarter. Our business growth continues to be fueled by the strength in the Telco, Enterprise and SMB segments uniformly.

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From a macro perspective, we are seeing momentum for cloud-based secure services to enterprises and consumers for content delivery and outsourced computational needs. The underlying infrastructure, based on virtualized platforms, is driving the need for low-power, multi-core processors. Some of the key drivers are;

1)	the increasing use of visual networking and tele-presence devices;

2)	cloud-based computing platforms that offer IT as a service; and,

3)	cloud-based print services, as mobile and tablet based printing expand.

Platform beneficiaries are expected to be the switches, access points, edge routers, storage (enterprise, and consumer, where the rate of data and high-definition content have grown over 12 X the past year); and finally the imaging and printing infrastructure as it moves to cloud-based archival and access, as evidenced by the migration of document authoring and reproduction to the cloud. Examples include the integration of Google documents and Microsoft sharepoint into major enterprise printing platforms.

Our business remains robust in the areas of enterprise, switching, and wireless. Additionally, we have won the second generation of designs with our Tier 1 enterprise imaging and printing customers for high-performance enterprise multi-function printer products. And finally, we are building a robust design win pipeline in our chosen consumer and SMB market, as evidenced by our penetration into Tier 1 hard disk drive vendors and television vendors. The energy-efficient 405 and 460 product family picked up 14 major design wins last quarter. Last quarter, we announced our first major consumer NAS platform with one of the world’s leading HDD manufacturers. Early in January, we received notification of a follow-on of a family of consumer and SMB design wins with a Tier 1 HDD manufacturer, leveraging our energy-efficient processing to drive wireless network storage and service platforms. This is a testament to Applied Micro’s ability to design high-performance solutions at consumer power and cost points that are attractive in this market. In addition to our penetration into the consumer and SMB NAS space, I am extremely happy to announce that we have leveraged the same service class technology to drive our first meaningful high volume design win with one of the world’s largest HDTV OEMs. APM’s PacketPro and Mamba families will serve as media servers that bridge storage and flat panel displays, allowing for high-quality media sharing and streaming to 60-inch screens by virtue of coupling our multi-core processors with our leading-edge network and QoS processing IP. We are thrilled with the penetration of our technology into a brand new market, and believe that it represents an important convergence that will take place between network media and displays. We are proud to be driving our technology to extend into the connected television market, thereby enabling a brand new consumer experience.

Overall, we had a strong quarter, reflecting our traction with key customers in fast-growing segments. Our processor business is vectored correctly, and we are actively taking share from our competitors because of price, power, and performance advantages. We are very excited about the future of our processor business.

Now, let me turn the call over to Bob. Bob?

Robert Gargus - Applied Micro Circuits Corporation - SVP and CFO

Thanks, Paramesh.

Third-quarter revenues were $62.4 million, down $3.6 million, or 5.4% compared to the prior quarter. And up $8.7 million, or 16%, from the same quarter a year ago. Within the $62.4 million of revenue, we saw our Processor revenues increase by $2.2 million, or 7%. Transport revenues declined by $7.1 million, or 23%. Licensing revenues increased by $1.3 million, or 33%. The product-only revenues were $57.3 million, and were down 7.8% sequentially from last quarter. The breakdown of our revenues by product family for the second quarter was — Processor revenues were $33.2 million; Transport revenues were $24.1 million, and the Licensing revenues were $5.1 million.

Sales to North America accounted for approximately 36% of total revenue. Sales to Europe contributed 14%, and sales to Asia contributed 50%. There was one subcontractor that represented 10% or more of the December quarter revenues, Hon Hai at 16%, which compares to the September quarter of 14%. Additionally, there was one distributor that was more than 10%, which is worldwide Avnet, which accounted for 35%. They were 30% in the September quarter of our total revenues.

Distributor revenues for the last quarter were approximately $29.5 million, compared to $30.3 million for the prior quarter. Despite this drop in sales into the disti channel, the disti still experienced an increase in inventory, and we ended the quarter with approximately 80 days in the channel based on the December quarter sell-through numbers. Our stated target was to have approximately 55 days in the channel. We have traced a large portion of this delta to one distributor who purchased almost three quarters worth of product for a customer to safeguard that customer from shortages. A review of the end customer platforms indicates no real risk to this distributor, and they should burn off this inventory

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over the next two quarters. Without this one situation, the days in the channel would be approximately 70. The remaining delta of 15 days will be corrected either by the distributors making order corrections that would be worth approximately $5 million over the next quarter or two, or by the return of demand levels that would then justify a higher inventory level. Realistically, we expect the distis to probably correct this inventory to the tune of approximately $4 million during the March quarter. And that has been factored into our revenue guidance. We expect distributor inventories to return to the 50-to-60-day level, excluding the one situation I mentioned, in the next quarter or two.

Turning to the P&L, our second-quarter non-GAAP net income from continuing operations was $6.8 million, or $0.10 per share, compared to the non-GAAP net income from continuing operations of $10.7 million, or $0.16 per share, for the prior quarter.

Our non-GAAP operating margin was 8.7% of revenue and decreased 5.9 points from the 14.6% achieved in the last quarter. Our non-GAAP EBITDA for the quarter from continuing operations was $7.6 million, which was 12% of revenues, compared to $11.8 million, or 18% of revenues for the prior quarter. The third-quarter non-GAAP gross margins, including licensing, was 67.2% compared to 68.9% for the September quarter. This was consistent with our guidance of 67.5% plus or minus half a point. The reduction in margins relative to the last quarter was largely due to unfavorable product mix, meaning higher Processor content offset by higher Licensing revenues.

Looking forward to the March quarter, we are expecting overall gross margins to be approximately flat as a percent of revenues, plus or minus half a point.

Non-GAAP operating expenses from continuing operations were $36.5 million, compared to our guidance of $36.5 million, plus or minus $0.5 million.

For the March quarter, we expect our operating expenses to be in the range of $37 million plus or minus $500,000. This increase is primarily due to the seasonal effects of payroll taxes and FICA that restart at the start of each calendar year.

Our interest and other income was $1.6 million, and is higher by approximately $0.2 million compared to the prior quarter, due to gains realized from the sale of certain securities in our cash and investment portfolio. Interest income is expected to be approximately $1.1 million for the March quarter, and we expect our tax rate to continue to be at the 3% rate for the next several quarters. The diluted share count for EPS purposes was 65.9 million shares. The decline in the share count compared to last quarter was primarily due to the effect of the approximately 2.5 million shares that we bought back in the September quarter. For the March quarter, we expect our share count to be approximately 66 to 67.5 million shares, depending on the stock price and shares repurchased during the March quarter. We have already re-purchased over a quarter of a million shares so far this quarter.

Turning to the balance sheet, our cash and investments totaled $190 million, or $2.89 per share at the end of the third quarter, an increase of approximately $8 million from the September quarter. This increase relates primarily to cash generated from operations, offset by capital expenditures. Capital expenditures for the quarter were approximately $3 million, and our capital depreciation for the quarter was $1.8 million. You can refer to our cash flow statement in the earnings release for more information.

Our working capital is approximately $200 million, which is up slightly from the $197 million that we ended September. And we have no long-term debt. Our DSO was at 21 days, and was lower primarily due to the pattern of revenue linearity for the quarter and the effect of increased disti revenue reserves we had this quarter. We expect this measure to range from 30 to 42 days going forward.

Our overall inventories at the end of December were $22.3 million, an increase by approximately $4.8 million, consistent with our internal plans. Our inventory turns for the December quarter were 3.7x. Inventory and lead times continue to be issues that require evaluation and monitoring. In order to better serve our customers, we had previously told you that we planned to build additional inventories, and the increased level of inventories is consistent with that intent. We will build additional inventories next quarter, meaning the March quarter, and as such, expect inventory turns to decline to the 3.0x level. I will mention here that our macro view indicates increased demand in the June quarter that will accelerate through the remainder of the calendar year. Additionally, we are anticipating that TSMC will likely return to shortages and allocations in the June-July timeframe, and these shortages will continue through the year end. In other words, we believe that demand will grow through the year and be second half-weighted, such that it will not be covered by the capacity normally freed up by the seasonality of the PC market.

Turning to GAAP, as you know, our non-GAAP financials exclude certain items required by GAAP, such as the amortization or impairment of purchased intangibles and goodwill, items related to other-than-temporary impairment charges on our investment portfolio, impairment of strategic investments, stock-based compensation expense, restructuring charges, acquisition-related charges, and non-cash tax adjustments. The timing and occurrence and magnitude of such items can be difficult or impossible to estimate for future periods. Our net loss on a GAAP basis was $2 million versus a net income of $3.6 million last quarter. The difference in our third-quarter GAAP net loss of $2 million and the third-quarter

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non-GAAP net income from continuing operations is a delta of $8.8 million. This $8.8 million is primarily comprised of the following: $5.1 million of stock-based compensation and $4.8 million of amortization of purchased intangibles respectively, for a total of $9.9 million, offset by approximately $1.1 million of adjustments relating to the sale of previously other-than-temporary impaired investment securities and GAAP to non-GAAP tax adjustments.

The stock-based compensation expense and the expense related to the amortization of intangibles are higher relative to prior quarters due to the consolidation of stock compensation incurred by our variable interest entity and the impact of higher balance of intangibles from the TPack acquisition, respectively.

Looking forward to the March quarter, we can expect certain known GAAP charges, such as the stock-based compensation and the amortization of purchased intangibles, to continue. A complete reconciliation between the GAAP and non-GAAP financials can be found in our earnings release, which can be found in the Investor Relations section of our website. Please note that there is no reconciliation for forward-looking non-GAAP measures.

That concludes my remarks. Let me turn the call back to Paramesh.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Thanks, Bob.

Bob already provided you with the fourth-quarter guidance for the OpEx and gross margins. In our last call, we guided to our revenues being down in December and then being flat in March. Unfortunately, the disti inventory has increased to a level that we believe needs to be rectified. Because we are on a “sell-in” basis, this means managing shipments into distributors being $4 million less than the distis' sell-through this quarter. Bob indicated earlier that we were assuming that we would drive disti inventory down by $4 million this quarter and this, combined with $0.6 million less in licensing revenues, result in the March quarter guidance of $57.8 million, plus or minus 3%.

We believe that we will return to growth in the spring or early summer, and are likely to experience further supply constraints once again. As such, we built TSMC inventory during the December quarter, and will try to do some more during the March quarter. I would like to reiterate that we have a great fundamental secular growth story that unfortunately is being stalled by inventory conditions that should be over as we enter the June quarter. We remain bullish about our business prospects and the outlook for our next fiscal year. In fact, for our business, we see several growth drivers:

1)	3G and LTE wireless growth continues to be strong through(out) the early part of this calendar year. This phenomenon continues to drive the transition to OTN networks worldwide.

2)	As the OTN deployments of the Metro and Edge portions of the network begin and in fact accelerate, we will benefit from our pipeline of numerous design wins on many major platforms. Remember that the Metro and Edge portion of the network is the largest and represents almost three times the OTN opportunity that existed last year for the core in the data centers.

3)	Our processors have registered several design wins in the Enterprise and Consumer segments that will either ramp more aggressively, or begin shipping in the next few quarters. And,

4)	our Datacom Phys continue to grow, and will receive a boost in the second half of the fiscal year, as our 10G-based-T Phys begin to deploy.

I want to close by stressing that we are very well positioned to capitalize in the secular growth markets we have identified. Our long-term growth prospects remain intact, and we continue to execute to our plan. I want to remind everyone with our guidance and models for FY11, are or should reflect total revenue growth of around 20% year over year, and our EPS, including some $0.16 last year, to a range of $0.41 to $0.43 for this fiscal year. We still have a ways to go, but our progress has been excellent by almost any metric. Furthermore, I believe we have achieved a critical balance between investing for future growth and improving our overall profitability. Looking into FY12, we believe that we should be able to maintain our revenue trajectory of 15% to 20% growth for product revenues. And licensing revenues, including TPack, should be in the $10 million to $13 million range. Based on this revenue model, we should return operating margins of 15% or greater in the third or fourth quarter of the next fiscal year.

With that, let me turn the call over to Bob for the Q&A session.

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Robert Gargus - Applied Micro Circuits Corporation - SVP and CFO

Thank you, Paramesh. This concludes our formal remarks. Operator, please provide instructions to our listeners for the queuing process.

QUESTION AND ANSWER

Operator

(Operator Instructions) Your first question comes from the line of Dan Morris from Oppenheimer. Please proceed.

Dan Morris - Oppenheimer & Co. - Analyst

Hey guys. Thanks for taking my questions. First of all, could you talk about the one disti that ordered the three quarters worth of goods. Was the motivation behind that, just that they hadn’t been able to get enough supply from you guys in the last few quarters and so they preemptively did that. Or, was there something else going on?

Robert Gargus - Applied Micro Circuits Corporation - SVP and CFO

That was the motivation, Dan. They preemptively did that. They had a customer that was actually threatening to take the business and give it to a different distributor. And so they did that. This actually happened in the September quarter and we were able to get behind it. It took us a little while than the October call. But like I said, we’re not too worried about it, other than the fact that it will take about two more quarters to burn off.

The customer is burning those at a fast enough clip. And as we build inventory here, we’ve been able to assure the disti and the end customer that we’ll be able to support them at least for the next couple of quarters more appropriately. Now, if the supply constraints that we talked about occur in a severe way in the second half of the calendar year, then all bets are off. We’ll have to cross that bridge when we come to it.

Dan Morris - Oppenheimer & Co. - Analyst

So, is that also the reason why the rest of the distributors built inventory during the quarter, or were willing to take on that inventory?

Robert Gargus - Applied Micro Circuits Corporation - SVP and CFO

It’s possible, okay. I don’t know the exact motivation behind them. I can tell you that we didn’t have a lot of pressure from the distis to cancel or return inventory during the quarter. So, I think they’re seeing the uptick or the demand that will be there. But nonetheless, the responsible thing for us to do is, 80 days in the channel is just too much. And so, we’re going to go correct it.

Dan Morris - Oppenheimer & Co. - Analyst

Okay. Did you have any improvement in the lead times on the Processor side?

Robert Gargus - Applied Micro Circuits Corporation - SVP and CFO

They basically remained unchanged.

Dan Morris - Oppenheimer & Co. - Analyst

And any thoughts on the timing? Or, if those might ease over the next couple of quarters?

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Robert Gargus - Applied Micro Circuits Corporation - SVP and CFO

We’re actively engaged in, I’ll just say some very complex discussions with the supplier. And while we’re hopeful, we haven’t yet reached an agreement.

Dan Morris - Oppenheimer & Co. - Analyst

Okay. And then turning to the OpEx, picking up a little bit here, and what you do to the payroll taxes, could you just talk about — is that a one-time bump? Or how should we think about the OpEx trajectory over the next few quarters?

Robert Gargus - Applied Micro Circuits Corporation - SVP and CFO

I would like to think — I’ll just give you a view of OpEx for next fiscal year. I would like the OpEx next year to grow no more than $4 million to $6 million year to year. So, I think most of your models are going to probably be around the $144-ish kind of range in rough terms this year. And I want it to be under $150 for next fiscal year.

Dan Morris - Oppenheimer & Co. - Analyst

Okay, great. And then if you could just give us maybe an update on the OTN transition, with the books closed for this last year. How do you think the OTN market ended up? And what your thoughts are on the market size for the next year.

Robert Gargus - Applied Micro Circuits Corporation - SVP and CFO

I think we estimated that the OTN space would probably be somewhere between $105 and $120 million. We use $110 roughly as a proxy for this year. I think it tracked very close to that. I mean, I haven’t seen an outside service like Gartner or somebody get the number. But I think if we looked internally, I think we would say it was fairly consistent with that. And I think it will grow or continue to grow at the 30% to 40% range or more this next fiscal year.

Dan Morris - Oppenheimer & Co. - Analyst

Okay, great. Thanks. I’ll jump back in queue.

Operator

Your next question comes from the line of Sandy Harrison from Signal Hill. Please proceed.

Sandy Harrison - Signal Hill Group LLC - Analyst

Thanks. Paramesh, in your prepared remarks, you talked about a 100-gig opportunity with some of the TPack things. What was a little bit more of a story on the success there? What was it that they liked? What were some of the options that they had that competitively had you over the hump? And any other sort of picture on that.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

If you look at 100-gig right, again, let me kind of get two things very straight. There’s the client side and the line side. And obviously, the 100-gig market on the client side has everything to do with multiple 40-gig or 10-gig interfaces being aggregated into the line side, which is a coherent 100-gig system that is the exclusive captured cross-section of most big OEMs. So, couple of important things to note. Every OEM in the 100-gig space has their own FEC. There is no standardization of FEC. So, contrary to a lot of what people say, this is kind of brave new, brand new territory.

So, people want to essentially, in the 100-gig aggregation platforms, deploy their own FEC, their own framing and mapping associated with the client and with the line side. And want the ability to upgrade those as multiple carrier choices get made relative to building out large god boxes in this core market. Hence, if you look at it, we announced two platforms. And I wanted to shed some light here, it’s really important. Our derivative of the PQX platform that we announced, accommodates all of the industry standard specs, and has what’s called a universal FEC engine.

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Therefore, we can support probably any FEC that is in existence today and have the flexibility, along with TPack and PQX to support any FEC that anybody wants to implement for the foreseeable future. So, TPack gives us the, I’ll call it, the fluidity required, while PQX gives us the port count and the aggregate power performance required to satisfy people building line cards for early service provider Metro and core deployments.

Two Tier 1 vendors, one that we’ve already gotten a design win in with TPack and PQX, and the other one that we announced this quarter, are going to be simultaneously releasing platforms that have Soft Silicon and our PQX platforms on really, really large line cards for two major world-class service providers to help them build data center-to-POP networks that are 100-gig capable.

So, the reason the TPack stuff makes so much sense, is as these two networks are going to be populated by two different OEM boxes at the aggregation level, they want the ability to change the interoperability parameters, both on the forward error correction side, and on the tributary mapping and MUX side to be able to accommodate the service provider-provisioning software pieces that need to roll out an aggregate service.

Once again, let me kind of go back to the philosophy. Leading-edge 40-nanometer high-density low-power, high-port count devices with mixed signal integrated and fully configurable, dual-targeted softsilicon for FPGAs to preserve investment. And that’s kind of proving to be the case in 100-gig going forward.

Sandy Harrison - Signal Hill Group LLC - Analyst

Thanks for doing that. Looking at the supply issues out there in the market, seem to be creating a lot of dislocations, not only in the OEM channel, but as you demonstrated, in the disti channel. If you look forward a year from now into your own supply, are you going to be able to make some ground getting away from IBM?

And what sort of mix, or where do you see your mix of supply at the end of this year, as far as components for each of the segments? Obviously higher on TSM at Transport. But where do you think you can get the micro processor? And if not this year, when do you see being able to break the chains with IBM?

Robert Gargus - Applied Micro Circuits Corporation - SVP and CFO

I think when we talked earlier, Sandy — this is Bob — we talked about the fact that we had introduced 7 new products this year through the first 9 months. Four of those were in the Processor family, and all of them were 40-nanometer. And all of them were in TSMC. I think we had 1 last year. Those 5, if you want to call it that, as you know, it takes somewhere around 18 months for these things to start to gain traction with customers and ramp in a meaningful way.

So, they will start to achieve that towards the end of this year and into next year. And those will be in TSMC. To the extent that they are in TSMC, they will only be gated by the availability of 40-nanometer capacity. And there, TSMC is making some significant investments, basically from 40 on down, so to speak. So, I think we’ll be okay from that standpoint.

On the IBM front, we’re continuing to try to work and find solutions with IBM to get us the supply requirements that we need. Those can include anything from IBM expanding capacity, to IBM working with us to port an existing high-running product to another foundry, to perhaps IBM moving a product that they have got in their foundry to an alternative to free up capacity that could help support us.

There’s a lot of options that are being considered and discussed. But we have not yet reached an agreement. So, I’d say, stay tuned there. But we’re going to add inventory where it’s appropriate, wherever we can, to help buffer these situations. And, we wouldn’t do that if we weren’t really pretty confident that the growth was going to be

Sandy Harrison - Signal Hill Group LLC - Analyst

Got it. All right. Thanks for taking the call.

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Operator

Your next question comes from the line of Christian Schwab from Craig-Hallum. Please proceed.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Great, thank you. Bob, are you guys not thinking about IBM putting together a big die bank for you, then? You didn’t mention that. Just a follow-up to that question.

Robert Gargus - Applied Micro Circuits Corporation - SVP and CFO

We have a die bank agreement in place with IBM. We’ve had it in place with them since March of last calendar year. Unfortunately, the constraints have been severe enough within IBM, that it’s taken all their capacities to get product out the door. And to date, they have not put a single die into that die bank.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Okay. Can you quantify the revenue opportunity either in 2011 or product lifecycle to the high-volume consumer HDTV opportunity you talked about?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Let me take that question. If you look at kind of where NAS boxes are headed, it’s pretty — I think we announced last quarter and we actually have now very, very tangible proof that we are in bed with some very large players in the hard drive space. That same technology is going to get essentially instantiated as bundling that functionality, along with very large-screen TVs to be able to do streaming services.

So typically, you would expect that the size of that market is going to be an additional augment to the existing NAS and wireless NAS market. And be a subset of the 60-inch and above connected TVs that are being shipped with gigabit Ethernet ports. The market is very large, as you can tell. I think the 60-inch-and-above TVs last year, worldwide were about roughly $10 billion to $12 billion in terms of connected TVs. And we expect that market to grow very nicely. Obviously, we will be attached to a subset of those TVs as they get bundled with this type of functionality into the marketplace.

Robert Gargus - Applied Micro Circuits Corporation - SVP and CFO

Sandy, this is Bob. I can remember when I bought a 42-inch Sony flat screen about five years ago, it came with a separate little box that handled some of the communication things, and then hooked into the screen. I think we’re talking about something similar, where you’re going to see these NAS functionalities be in a separate box, So, it’s not correct to maybe say in the TV. But it will be bundled with the TV from a consumer perspective and go out that way. And that will provide the functionality that Paramesh was talking about that we think is becoming increasingly pervasive with the consumers.

Christian Schwab - Craig-Hallum Capital Group - Analyst

What is the dollar content on that, Bob?

Robert Gargus - Applied Micro Circuits Corporation - SVP and CFO

We’re hoping to expand it with more, but it’s going to be a typical low-end processor, which is probably going to be anywhere from $6 to $16 in rough terms from a processor point of view, depending on how much compute power they are going to look for. And the lower the platform, so to speak, the cheaper it’s got to be.

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Christian Schwab - Craig-Hallum Capital Group - Analyst

On the multi-function printer opportunity, I think I heard you say that you — last time we talked, you said you were doing some NRE work for a couple of them. Did I hear that you won them? Did I hear that right? Was that your update on the multi-function printer market?

Robert Gargus - Applied Micro Circuits Corporation - SVP and CFO

Yes, they don’t pay you NRE unless you won the design. But, as we’ve explained before, when you go into one of these guys, you get a platform. And if that platform performs well enough, or the sample and working that you’re doing with them gives them enough confidence, they will expand you to the second platform and the third. And then pretty soon you’ve basically got all of their stuff. What we announced is that we took our very first customer has awarded a second platform. Obviously, that means that the relationship is going well, or we wouldn’t be making that progress. And, that’s a good sign.

Christian Schwab - Craig-Hallum Capital Group - Analyst

When do you expect to start recognizing revenue?

Robert Gargus - Applied Micro Circuits Corporation - SVP and CFO

The end of this calendar year, roughly.

Christian Schwab - Craig-Hallum Capital Group - Analyst

So at the end of calendar year 2011. If things go right, and you get on the first, second, and third, and fourth platforms, if you will, with 2 — and I think there’s 5 major printer companies in the market you’re targeting. If you get 2 of them, what does that mean in revenue?

Robert Gargus - Applied Micro Circuits Corporation - SVP and CFO

Well, the total TAM for all 5 is about $200 million, and the 2 that we’re in is — if you just call them all equal, and they’re not quite, that could be up to $80 million over time here. But, that will take a while to build up to. But it’s still a pretty nice opportunity for us.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Great. Thank you.

Operator

Your next question comes from the line of Sanjay Devgan from Morgan Stanley. Please proceed.

Sanjay Devgan - Morgan Stanley - Analyst

Thanks for taking my call. Just a quick question on TPack. Your major partner on TPack on the FPGA side looks like they are kind of moving towards their own solution with Avalon. Was wondering how the efforts are in terms of moving to other FPGA suppliers, if there are any issues to look out for there.

Robert Gargus - Applied Micro Circuits Corporation - SVP and CFO

We’re already engaged with at least one, if not more than one, alternative. We do have a contract with Altera. Altera will continue to support us, so it’s not going to be interfering with stuff that we’re shipping and everything. We will have to bring up an alternative FPGA supplier. That will probably burn some resources that we would have otherwise not have wanted to expend there. But in the broader scheme of things, we’re talking 3-, 4-month kind of impact maybe to us, not probably much more than that. But again, it’s not going to exist in the existing platforms or platforms with customers that were in flight when Altera purchased Avalon.

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Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

I also want to add, our code is always targeted to 2. We can never run our business based on 1. Altera was the preferred partner. The code was already — and the reason Bob said 3 to 4 months is because we already had things running on an alternative platform 6 months before the acquisition of TPack was done by us. It’s not a big issue.

Sanjay Devgan - Morgan Stanley - Analyst

Okay, got it. Then Paramesh, just a quick follow-up. You talked about the Licensing revenue. You talked about a range. Was that that $10 million to $13 million? I think I missed part of it. Was that for fiscal 2012, what you’re looking at from TPack in terms of contribution? If you could just clarify that for me.

Robert Gargus - Applied Micro Circuits Corporation - SVP and CFO

The $10 million to $13 million is the total of TPack and other Licensing revenues, okay. We didn’t split it between them.

Sanjay Devgan - Morgan Stanley - Analyst

And that’s for 2012?

Robert Gargus - Applied Micro Circuits Corporation - SVP and CFO

That’s for 2012. And if you remember, I’ve also said that we have other Licensing revenues that we expect to bring on board over fiscal year 12. They may not impact fiscal year 12 as much, but we would hope that we would get back to the same kind of $16 million, $17 million or more kind of range prospectively maybe the year after next year.

Sanjay Devgan - Morgan Stanley - Analyst

Got it. Okay. Thank you guys.

Operator

Your next question comes from the line of Chris Zepf from Kingdom Ridge Capital. Please proceed.

Chris Zepf - Kingdom Ridge Capital - Analyst

Hi guys. A few things. First, in the December on their earnings call, Ciena had mentioned they saw meaningful increase in activity in terms of OTN and a change in architecture. And I think the last two days, you’ve heard the same from Verizon and AT&T. So the RFP activity is big. So when do you see that inflection point? You have the design wins.

When do you see the inflection point of when the Cienas and the Alcatel-Lucents of the world need parts? And when that inflection hits, is there any concern — how steep of a curve do we have there in terms of the production? Is there a concern on the TSM front? Because I know the IBM issue is with the processor side. That as this ramps in the back half of next year, that you’ll be able to meet demand.

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Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Chris, it’s pretty validated — and I think I mentioned in our prepared remarks — that most of the major Telco platforms that are going into the AT&Ts, as well as the Ciena, Verizon-type deployments and the new financial guys who are basically going to upgrade their networks, are all going to happen. At least trials have been happening for the last six months or so. And I think we’re scheduled to see that over the next, I’d say, 12 to 24 months in varying degrees. You bring up a really good point in terms of TSMC.

We are today making sure that PQX in all its flavors and all of its different package types and interface types is going to be reserved and prepared for, relative to TSMC demand. It is a concern. But I think it’s kind of a really good thing. It’s a good problem to have, given the fact that it’s probably one of the most important devices relative to big mixed single devices that TSMC is doing. I will also give you a little bit of a preview in terms of the way we see the build-out happening. We shipped PQX for revenue in December.

And this was going exactly into the early first-level upgrades of a big, big, big network operator’s Metro Edge network point of presence and peering access node. So, we can kind of see where they’re going to go and how many ports they’re going to build. And they’re wildly different than what we ourselves thought about a year ago relative to the pace at which this deployment is going to occur. So once again, I wanted to reemphasize 12 to 24 months, and from a TSMC perspective, we think we’re prepared. We’re also prepared from a packaging perspective based on the number of variants that we will have to supply for the next few years.

Robert Gargus - Applied Micro Circuits Corporation - SVP and CFO

And, Chris, Bob here. If you look at the amount of inventory we’re laying on top of where we were, and, if you remember, that the Transport products have much higher gross margins than our average. So, if you took the cost and took that inventory and divided by it, you would see that we’re putting in tens of millions of dollars of equivalent revenue capability into that inventory that we’re adding.

Chris Zepf - Kingdom Ridge Capital - Analyst

Okay. And also, did I hear correctly, Paramesh, that for your fiscal 12 — I guess since you’re March fiscal — as we hit the second half of that, you hope to get to 15% operating margin at that revenue level.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

That is exactly correct.

Chris Zepf - Kingdom Ridge Capital - Analyst

Okay. And then as you look further — because if I look at that, you’ll be 15%, but you’re still going to be in the first inning, basically, of the OTN rollout there at the inflection. As revenues accelerate there over the next 12 months, should we still expect to see strong operating levels at that point?

Robert Gargus - Applied Micro Circuits Corporation - SVP and CFO

This is Bob, Chris. I’ll say that — I’ve said it before — once I get to 15% operating margin and we’re comfortable that we’ve achieved it on a sustainable basis, that we would then step back and assess and have an open discussion with the investors on what our plans were, whether it was to drive to a 20/20 or to drive to a 17/25 — meaning 17% operating margin, but 25% growth. But I don’t think that we’re prepared to have that discussion until we get to the 15% and do it on a little more sustained basis.

Chris Zepf - Kingdom Ridge Capital - Analyst

I guess part of that’s a function if the Telco OTN really ramps next 12 to 18 months and that takes off. That’s much higher gross margin. So that in and of itself would both be the OEM OM, correct?

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Robert Gargus - Applied Micro Circuits Corporation - SVP and CFO

That is correct.

Chris Zepf - Kingdom Ridge Capital - Analyst

And then third thing, in terms of the share buy-back thoughts. In terms of, you bought a chunk at the end of September quarter that helped here. You said you bought 250,000 shares so far. What’s your thoughts on the buy-back at this point?

Robert Gargus - Applied Micro Circuits Corporation - SVP and CFO

We will be out there with a plan to buy back shares. It’s a fairly meaningful number, I’ll just say. But it will be a function of the price in some ways. So, we have instructions from our Board and it depends on what the stock price is. If it’s at certain levels, we’ll buy back more. If it’s at high enough levels, we won’t buy back any. We’re not going to chase it up, so to speak, but we’re going to be opportunistic.

Chris Zepf - Kingdom Ridge Capital - Analyst

Could you remind us when you bought the 2.5 million? What the average cost was there?

Robert Gargus - Applied Micro Circuits Corporation - SVP and CFO

I think it was $10.12.

Chris Zepf - Kingdom Ridge Capital - Analyst

Great. Okay. Thanks.

Robert Gargus - Applied Micro Circuits Corporation - SVP and CFO

Okay.

Operator

You have a follow-up question from the line of Dan Morris from Oppenheimer. Please proceed.

Dan Morris - Oppenheimer & Co. - Analyst

Yes, just wanted to follow up on the inventory. Bob, I guess you just mentioned that the inventories you’re building internally are more weighted towards Transport. When you look at the disti inventories, do you have any insight as to if that’s favoring Transport over Processor, of vice versa?

Robert Gargus - Applied Micro Circuits Corporation - SVP and CFO

They were favoring Transport more than the Processor because, as I mentioned, I haven’t had the ability to add to either my internal inventories or a die bank, or much of anything on the Processor side because we’ve been almost hand-to-mouth. As fast as we can get product from the foundry there, it’s going out the door to the end customers.

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Dan Morris - Oppenheimer & Co. - Analyst

Okay. Looking at your guidance, $58 million, is there any relative strength or weakness in Transport versus Processor for the March quarter?

Robert Gargus - Applied Micro Circuits Corporation - SVP and CFO

I think we’ll see a slightly better mix in this $58 million than we saw this quarter. I think that the Processor might be a little bit less and Transport a little bit higher. Like a couple million bucks or something, in terms of the type of split that we were talking about here.

Dan Morris - Oppenheimer & Co. - Analyst

Okay, great. Thank you.

Operator

We have no more questions at this time. I would now like to turn the conference back over to Mr. Bob Gargus for any closing remarks.

Robert Gargus - Applied Micro Circuits Corporation - SVP and CFO

Thank you. We’d like to thank all of you for your participation today. There will be an audio replay of this call available on our Investor Relations section of the website. You can also access the audio replay of this conference call by calling 888-286-8010, and entering the reservation number 65016340. You will also find a copy of this script in an 8-K with the SEC that we’ll file in the next few days. Please feel free to call me if you have any additional questions. Again, thank you for your participation on the call today. And have a nice evening.

Operator

Ladies and gentlemen, that concludes today’s conference. Thank you for your participation. You may now disconnect. And have a great day.

Robert Gargus - Applied Micro Circuits Corporation - SVP and CFO

Thank you.

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